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                                                                    EXHIBIT 99.5

                                [BTG LETTERHEAD]


                       BTG ADOPTS SHAREHOLDER RIGHTS PLAN

Fairfax, Virginia, September 17, 1998 -- The Board of Directors of BTG, Inc. (Nasdaq: BTGI), an information systems and services company, has adopted a shareholder rights plan to protect its shareholders from potential inequitable takeover tactics and preserve the future value of the Company.

Dr. Edward H. Bersoff, Chairman of the BTG Board of Directors, said: "The Rights are designed to serve the best interests of our shareholders, to assure that all of them receive fair and equal treatment in the event of any proposed takeover of the Company. It is also designed to encourage any potential acquirers to negotiate with the Board of Directors prior to attempting a takeover, thus allowing the board to negotiate a fair price for all shareholders."

Bersoff said the Rights plan is not being authorized in response to any specific effort to acquire the Company. "The Board of Directors of the Company believes this measure to be prudent in the current environment of consolidation in the industry and in the best interests of BTG and its shareholders. More than 1,700 other public corporations also have adopted shareholder rights plans."

The Board declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its Common Stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Class A Preferred Stock of the Company at an exercise price of $65. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at $.005 per Right at any time before the close of business ten days after any such person or group acquires 15% or more of BTG's outstanding Common Stock. If a person hereafter acquires 15% or more of the outstanding Common Stock of the Company, each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction after a person or group acquires 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. In either case, Rights held by the holder of 15% or more of the Company's outstanding shares will become void and will not be exercisable to purchase shares at the lower purchase price.

The dividend distribution will be payable to shareholders of record on September 28, 1998. The Rights will expire on March 31, 2008. The Rights distribution is not taxable to shareholders.

BTG is a systems integration and engineering services firm that provides solutions to complex information technology issues for government and commercial clients. The company specializes in intelligence systems, knowledge management, and information and network security. More information about BTG is available on the Web at www.btg.com, by e-mail at info@btg.com, or by calling 703-383-8000.